Exhibit 99.1

NEWS RELEASE

Media Inquiries	Investor Inquiries
Albe Zakes	Sam Gibbons
Vice President, Corporate Communications	Vice President, Investor Relations
albezakes@vireohealth.com	samgibbons@vireohealth.com
(267) 221-4800	(612) 314-8995

Vireo Health Closes First Tranche of Debt Financing with Green Ivy Capital

-- Credit facility provides growth capital to expand first-mover advantage in Vireo’s core markets --

-- Company plans to begin incremental expansion projects at its Arizona and Maryland facilities in Q2 --

MINNEAPOLIS – MARCH 26, 2021 – Vireo Health International Inc., ("Vireo" or the "Company”) (CSE: VREO, OTCQX: VREOF), the leading physician-led, science-focused multi-state cannabis company, today announced that it has closed on the first tranche of the previously-announced senior secured, delayed draw term loan (the "Credit Facility") with Chicago Atlantic Group (the “agent”), an affiliate of Green Ivy Capital, and a group of lenders. The first tranche of U.S. $23.5 million, net of fees and closing costs, will be utilized to support the Company’s ongoing growth initiatives and working capital requirements.

"We’re very pleased to formalize our relationship with Chicago Atlantic Group as we continue expanding our operations and prepare our business for stronger growth as our markets transition from medical to adult-use programs,” said Chairman and Chief Executive Officer, Dr. Kyle Kingsley. "This facility allows Vireo to continue pursuing first-mover advantages in markets where we see potential for revenue growth and margin expansion, beginning with incremental expansion projects at our cultivation facilities in Arizona and Maryland planned for the second quarter.”

The facility is non-convertible with a three-year term, has an aggregate principal amount of up to $46,000,000, and will bear interest at a fixed annual rate of 13.625%, payable monthly in cash and 2.75% per annum in monthly PIK interest. The lenders and agent will receive warrants at an aggregate rate of 30% coverage based on the gross amount of each tranche advanced, with a warrant strike price equal to the volume weighted average trading price of Vireo’s stock for the 10 days prior to closing. Additional advances under the facility are subject to the discretion of the lenders and the proceeds may be used for approved acquisitions or other purposes approved by the lenders.

About Vireo Health International, Inc.

Vireo Health International, Inc. is a physician-led cannabis company focused on bringing the best of technology, science, and engineering to the cannabis industry. Vireo manufactures proprietary, branded cannabis products in environmentally friendly facilities, state-of-the-art cultivation sites and distributes its products through its growing network of Green Goods™ and other retail locations and third-party dispensaries. Vireo's team of more than 400 employees, led by scientists, engineers, and cultivation experts, is focused on efficiency and the creation of best-in-class products, while driving scientific innovation within the cannabis industry and developing meaningful intellectual property. Today, Vireo is licensed to grow, process, and/or distribute cannabis in nine markets and operates 16 dispensaries nationwide. For more information about Vireo Health, please visit www.vireohealth.com.

Forward Looking Statement Disclosure

This press release contains "forward-looking information" within the meaning of applicable United States and Canadian securities legislation. Forward-looking information contained in this press release may be identified by the use of words such as “initiatives,” “see,” “continue,” “prepare,” “pursuing,” “potential,” “will,” “transition,” “planned,” “intend,” “subject,” and “may.” Forward-looking information is based upon a number of estimates and assumptions of management, believed but not certain to be reasonable, in light of management's experience and perception of trends, current conditions and expected developments, as well as other factors relevant in the circumstances, including assumptions in respect of current and future market conditions, the current and future regulatory environment; and the availability of licenses, approvals and permits.

Although the Company believes that the expectations and assumptions on which such forward-looking information is based are reasonable, undue reliance should not be placed on the forward-looking information because the Company can give no assurance that they will prove to be correct. Actual results and developments may differ materially from those contemplated by these statements. Forward-looking information is subject to a variety of risks and uncertainties that could cause actual events or results to differ materially from those projected in the forward-looking information. Such risks and uncertainties include, but are not limited to, risks related to the timing of adult-use legislation in markets where the Company currently operates; current and future market conditions, including the market price of the subordinate voting shares of the Company; risks related to the COVID-19 pandemic; federal, state, local, and foreign government laws, rules, and regulations, including federal and state laws in the United States relating to cannabis operations in the United States; limited operating history; changes in laws, regulations, and guidelines; operational, regulatory, and other risks; execution of business strategy; management of growth; difficulty to forecast; conflicts of interest; risks inherent in an agricultural business; liquidity and additional financing; and the risk factors set out in the Company's listing statement dated March 19, 2019, filed with the Canadian securities regulators and available under the Company's profile on SEDAR at www.sedar.com and in the Company's registration statement on Form 10, filed November 5, 2020 on EDGAR with the U.S. Securities and Exchange Commission, as amended.

The statements in this press release are made as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking information, whether as a result of new information, future events or results or otherwise, other than as required by applicable securities laws.